Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

FDA ADVISORY COMMITTEE SUPPORTS

PROPOSED CLINICAL TRIAL DESIGN TO EVALUATE REPEAT TREATMENT CYCLES OF XIFAXAN®

FOR IRRITABLE BOWEL SYNDROME WITH DIARRHEA

RALEIGH, NC, November 16, 2011 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Gastrointestinal Drugs Advisory Committee of the FDA supports the Salix/FDA developed proposed design of a clinical trial to evaluate the safety, efficacy and durability of response with repeat treatment cycles of XIFAXAN® (rifaximin) for irritable bowel syndrome with diarrhea (IBS).

“We are extremely pleased with the Advisory Committee’s support of the proposed study design elements for a repeat treatment protocol proposal,” commented Bill Forbes, Executive Vice President, Medical, Research and Development, Salix. “Over the past several months Salix and the FDA have worked collaboratively to develop a study proposal intended to collect prospective controlled data to support the repeat use of rifaximin in IBS with diarrhea following the recrudescence of symptoms. Following the outcome of today’s meeting, we look forward to continuing our collaboration with the FDA in order to expeditiously finalize the protocol for a multi-center, randomized, double-blind, placebo-controlled trial with IBS patients to demonstrate the efficacy and safety of rifaximin on repeat treatment. At this time, we are targeting to initiate patient enrollment during the first quarter of 2012, and anticipate approximately 24 months could be required to complete the trial, file a resubmission to the Complete Response Letter and secure an FDA decision regarding approval.”

About IBS

IBS affects approximately 15 percent or potentially over 40 million adults in the United States and is among one of the most common, chronic conditions. IBS includes altered bowel habits with bloating, abdominal pain and discomfort. Irritable bowel syndrome without constipation (Non-C IBS) encompasses two of the most common IBS subtypes: patients with diarrhea-predominant symptoms (IBS-D) and patients who suffer from intermittent periods of diarrhea and constipation known as mixed IBS (IBS-M). Among other contributors, recent science has shown that alterations in gut flora/bacteria have been identified as a potentially important contributor to the pathophysiology of IBS.

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg is approved in over 30 countries worldwide. Alfa Wassermann S.p.A. in Bologna, Italy has marketed rifaximin in Italy under the trade name Normix® for over 30 years. Salix acquired rights to market rifaximin in North America from Alfa Wassermann.

About XIFAXAN® (rifaximin) 550 mg tablets

Important Safety Information

XIFAXAN 550 mg is indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age. In the trials of XIFAXAN for HE, 91 percent of the patients were using lactulose concomitantly. XIFAXAN has not been studied in patients with MELD scores greater than 25, and only 8.6 percent of patients in the controlled trial had MELD scores over 19. There is increased systemic exposure in patients with more severe hepatic dysfunction. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

XIFAXAN is contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

The most common adverse reactions occurring in greater than eight percent of patients in the clinical study were edema peripheral (15 percent), nausea (14 percent), dizziness (13 percent), fatigue (12 percent), ascites (11 percent), muscle spasms (nine percent), pruritus (nine percent) and abdominal pain (nine percent).

About XIFAXAN® (rifaximin) 200 mg tablets

Rifaximin is a gut-selective antibiotic with negligible systemic absorption and broad-spectrum activity in vitro against both Gram-positive and Gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg, which Salix markets in the U.S. under the trade name XIFAXAN® (rifaximin) tablets 200 mg, currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea (TD) caused by non–invasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours, and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well-tolerated. The most common side effects (versus placebo) were flatulence 11.3 percent (versus 19.7 percent), headache 9.7 percent (versus 9.2 percent), abdominal pain 7.2 percent (versus 10.1 percent) and rectal tenesmus 7.2 percent (versus 8.8 percent).

Rifaximin has been used in Italy for 24 years and is approved in 33 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR®, Lumacan® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.